UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 24, 2015

IAC/INTERACTIVECORP

(Exact name of registrant as specified in charter)

Delaware	0-20570	59-2712887
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

555 West 18th Street, New York, NY	10011
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 314-7300

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 24, 2015, effective immediately, the Board appointed Joseph Levin the Chief Executive Officer of IAC/InterActiveCorp (“IAC”) and a member of the IAC Board of Directors.

Prior to being appointed Chief Executive Officer of IAC, Mr. Levin, 35, served, since January 2012, as Chief Executive Officer of IAC Search & Applications, overseeing the desktop software, mobile applications, and media properties that comprise IAC’s Search & Applications segment.  From  November 2009 to January 2012, Mr. Levin served as CEO of Mindspark Interactive Network, IAC’s subsidiary that builds, markets and delivers a wide range of consumer software products , and previously served in various capacities at IAC in Strategic Planning, Mergers & Acquisitions and Finance since joining IAC in 2003.  Prior to joining IAC, Mr. Levin worked in the Technology Mergers & Acquisitions group for Credit Suisse First Boston (now Credit Suisse) advising public and private technology and e-commerce companies on a variety of transactions.  Mr. Levin served on the Board of Directors of LendingTree, Inc., an online loan marketplace for consumers, from August 2008 through November 2014, and The Active Network, a provider of online registration software and event management software, beginning prior to its 2011 initial public offering through its sale in 2013.

In connection with Mr. Levin’s appointment as Chief Executive Officer, the Compensation and Human Resources Committee of the Board of Directors of the Company approved the following equity award to Mr. Levin on June 24, 2015:

•                  an award of 200,000 IAC stock options that vest in four equal annual installments commencing on the first anniversary of the grant date, subject to Mr. Levin’s continued employment with the Company; and

•                  an award of 200,000 IAC stock options that are subject to Mr. Levin’s continued employment with the Company and satisfaction of a stock price goal of $115.89 (a 50% increase to the closing price of the Company’s common stock on the date of grant) (the “Performance Options”).  The Performance Options vest over a four-year period, with 25% of the Performance Options vesting on or following each of the first, second, third and fourth anniversaries of the grant date if the closing price per share during any 20 consecutive trading day period equals or exceeds $115.89.

Immediately prior to appointing Mr. Levin to the Board, the size of Board was increased from 12 members to 13 members.  In appointing Mr. Levin, the Board considered the unique knowledge and experience regarding the Company and its businesses that he has gained through his various roles with the Company since 2003, most recently his role as Chief Executive Officer of IAC Search & Applications since 2012, as well as his high level of financial literacy and expertise regarding mergers, acquisitions, investments and other strategic transactions.

Also on June 24, 2015, Jeff Kip, resigned from his position as Executive Vice President and Chief Financial Officer of IAC.  Mr. Kip will remain with IAC for an interim period and will help with transition to a new Chief Financial Officer, when appointed.  As a result of Mr. Kip’s changed role, he ceased to be an executive officer of IAC (as defined under the rules and regulations promulgated by the Securities and Exchange Commission) effective immediately.

Item 8.01              Other Events.

On June 25, 2015, the Registrant announced that its Board of Directors has approved the pursuit of an initial public offering of up to 20% of the shares of common stock of The Match Group.  The press release relating to the initial public offering and the other matters referred to in Item 5.02 of this Current Report is furnished herewith as Exhibit 99.1 hereto.

The press release does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, which will be made only by prospectus.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IAC/INTERACTIVECORP

	By:	/s/ Gregg Winiarski
	Name:	Gregg Winiarski
	Title:	Executive Vice President,
General Counsel and Secretary

Date: June 26, 2015

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of IAC/InterActiveCorp, dated June 25, 2015.